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[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                    DUSA PHARMACEUTICALS REVIEWS AND UPDATES
                           PROGRESS AT ANNUAL MEETING

WILMINGTON, MA. JUNE 15, 2000 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) held its Annual Meeting today at the Company's new Wilmington, Mass. headquarters. Dr. Geoffrey Shulman, President and CEO, and the rest of the management team, reviewed the accomplishments of the past year, and updated shareholders on the outlook for the remainder of this year.

Dr. Shulman stated "1999 was a year of tremendous achievement for DUSA. In December, following a multi-year clinical trial development program, the Company received FDA approval for the Levulan(R) (aminolevulinic acid HCl, ALA) Kerastick(TM) 20% topical solution Photodynamic Therapy (PDT). The treatment is indicated for non-hyperkeratotic Actinic Keratoses (AKs) of the face and scalp. The clinical trial version of the BLU-U(TM) brand light source was also approved."

"The other key milestone for '99 was the signing in November of a worldwide dermatology marketing, development and supply agreement with Schering AG of Germany, to market Levulan(R) PDT for dermatology indications, and to jointly develop additional indications. With Schering AG's strong commitment to dermatology, and excellent worldwide marketing capabilities, DUSA feels that Schering AG is an ideal dermatology partner. The financial terms reflected the late stage of Levulan(R) PDT development, with DUSA due to receive a total of $30 million in upfront and launch-related payments, a significant share of ongoing revenues, and ongoing support for dermatology R&D. Subsequently, in March 2000, the Company further solidified its financial position, completing a private placement with net proceeds of over $40 million, leaving DUSA, at the end of Q1 2000, with cash and US government securities totaling nearly $68 million."

"Also in March, DUSA filed a PMA Supplement with the FDA for the commercial version of the BLU-U(TM), intended to demonstrate that the light delivery characteristics of the commercial units are equivalent to the clinical trials units. An inspection of DUSA's Wilmington facilities, where the BLU-U(TM) was designed, is also expected as part of the review. Although initial indications from the FDA led DUSA to expect that an approval could happen by sometime in June, the inspection of our Wilmington facilities has still not occurred, so a June approval now appears unlikely. However, we have recently been informed that the Supplement should be reviewed shortly and that an inspection is being scheduled. Commercial production of the Kerastick(TM) and the BLU-U(TM) has begun, in order to build inventory while the PMA Supplement is under review."

Dr. Shulman continued "The achievements of recent months position DUSA for rapid growth in 2 main areas. Firstly, Berlex Laboratories, Inc., Schering AG's wholly-owned US affiliate, has assembled an excellent marketing team and direct sales force for the product launch. As an innovative new treatment for this common pre-cancerous skin disorder, with excellent healing and cosmetic results, it has already generated considerable interest among dermatologists, and DUSA management believes that it will become an important part of the AK therapeutic armamentarium. Schering AG is also


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planning to file for approval in Europe, Latin America, Australia, and other selected territories."

"Secondly, with DUSA's increased personnel and financial resources, the Company has been preparing for a major expansion in its Levulan(R) PDT and Photodetection (PD) development program. DUSA and Schering AG are jointly developing Levulan(R) PDT for additional dermatology indications, with initial efforts focused on 3 common skin disorders: acne, warts and onychomycosis (nail fungus). For acne, Phase II blue and red light drug dose-ranging studies are expected to begin during Q3 '00, while Phase I/II studies on warts and nail fungus are expected to begin during Q4 '00. For each of these disorders, anecdotal human clinical data from independent investigator reports suggests significant improvement after ALA PDT.

"We believe that Levulan(R) PDT/PD also has great potential for a variety of internal indications. DUSA has completed a Phase I/II study on hospital-based bladder cancer photodetection, and is now working on a development plan to optimize the procedure. Investigator studies in other DUSA-supported internal indications that are expected to begin during the second half of the year include Levulan(R) PDT for the prevention of restenosis after angioplasty, and the treatment of pre-cancerous Barrett's esophagus. Other indications being considered for future studies include the detection and/or treatment of CIN (pre-cancer of the cervix), and as a guide to resection and/or treatment for brain cancer. For all of these indications, there is also independent human data suggesting efficacy after ALA PDT/PD."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to timing of the introduction of the Levulan(R) Kerastick(TM) and BLU-U(TM) system; expectations regarding future payments including milestones, product revenue and research support from Schering AG, the timing of the review by the FDA of the PMA Supplement, expectations of the importance of DUSA's AK therapy; Schering AG's plans in territories outside the U.S., expectations for commencement of new clinical studies, and the product's potential for additional indications. Such risks and uncertainties include, but are not limited to, final approval of the commercial version of the BLU-U(TM), dependence upon third-party manufacturers of the Kerastick(TM), the timing of the launch of Levulan(R) PDT and ability to develop a market for the products, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com